Exhibit 10.1 - Arjun Sharma Severance Agreement

SEVERANCE AGREEMENT

This Severance Agreement (the "Agreement") is made and entered into as of
April 21, 2017 by and between CIRCOR International, Inc. ("CIRCOR" or "Company") and
Arjun Shanna (the "Executive").

WHEREAS, CIRCOR presently employs the Executive in which capacity the Executive serves as Senior Vice President, Business Development and as an officer and/or director of other direct and indirect subsidiaries of the Company; and

WHEREAS, the Company desires to provide severance compensation to the Executive upon the occurrence of certain events; and

WHEREAS, in exchange for the severance compensation provided for under this Agreement, Executive agrees to certain non-competition and non-solicitation covenants as set forth herein,

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby covenant and agree with each other as follows:

1. Definitions. For purposes of the Agreement, the following terms shall have the following meanings:

(a) "Accrued Benefits" shall mean (i) all accrued but unpaid Base Salary through the Date of Termination of Executive's employment (including any accrued vacation) at the rate in effect at the time Notice of Termination is given, (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policies, (iii) accrued but unused vacation days through the Date of Termination of Executive's employment determined as per the Company's vacation policy, and (iv) any amounts that are accrued and vested under any Company plan or policy as of the Date of Termination.

(b) "Base Salary" shall mean the Executive's annual base salary.

(c) "Disability" shall mean, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties with the Company on a full-time basis for 180 calendar days in the aggregate in any twelve month period.

(d) "For Cause" shall mean: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (iii) continued, willful and deliberate non• performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board of Directors of the Company (the "Board"); or (iv) a violation by Executive of the Company's employment policies which has continued following written notice of such violation from the Board.

Exhibit 10.1 - Arjun Sharma Severance Agreement

( e) "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution or other material adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (b) an involuntary material reduction in Executive's Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (c) a material breach of this Agreement by the Company; or (d) a material change in the geographic location at which the Executive provides services to the Company.

"Good Reason Process" shall mean that (i) Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event within 60 days of such occurrence; (iii) Executive reasonably cooperates in good faith with the Company's efforts following such notice (the "Cure Period"), to promptly remedy the condition; (iv) notwithstanding such efforts, the Good Reason event continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) "Severance Benefits" shall mean the payments described in Section 2(c) of this
Agreement.

2. Post Termination Payments.

(a) Termination by the Company For Cause, Death or Disability. Upon termination of the Executive's employment by the Company for Cause, death, or Disability, the Company shall, through the Date of Termination (hereinafter defined), pay Executive the Accrued Benefits. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement or as required by law.

(b) Termination by the Executive other than for Good Reason. If Executive's employment is terminated by the Executive other than for Good Reason, then the Company shall, through the Date of Termination, pay Executive the Accrued Benefits. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement.

(c) Termination by the Company Other Than for Cause, Death or Disability or by the Executive for Good Reason. If Executive's employment is terminated (i) by the Company other than For Cause or Executive's death or Disability or (ii) by the Executive for Good Reason, then the Company shall, through the Date-of Termination, pay Executive the Accrued Benefits. Subject to Section 2(d) and Section 18 below, the Executive shall also receive the following Severance Benefits:

(i) a lump sum payment equal to the Executive's current Base Salary in effect during the fiscal year in which such termination occurs payable in a single lump sum payment as soon as administratively practicable (but not later than sixty (60) days) following such Date of Termination;

(ii) a lump sum payment equal to the product of (A) the amount of the annual short-term bonus that would have been payable to the Executive if the Executive was still employed as of December 31st of the then current fiscal year in respect of the fiscal year in which employment termination occurs based on actual performance as compared to performance goals, and (B) the ratio of (x) the number of days elapsed during the fiscal year during which such termination of employment occurs on or prior to the date of such termination to (y) 365, payable as of the same time as annual short-term bonuses are paid to other senior executives; and

Exhibit 10.1 - Arjun Sharma Severance Agreement

(iii) subject to the Executive's election of COBRA rights, monthly payment of an amount equal to the employer's cost coverage in accordance with its contribution percentage toward medical and dental coverage for active employees immediately prior to the Date of Termination for twelve (12) months after such termination; provided, however, that the installment payments under this Section 2( c)(iii) shall cease on the first day of the month immediately following the month that the Executive no longer qualifies for continued COBRA coverage for any reason, including but not limited to the Executive's failure to pay the Executive's portion of the COBRA cost or the Executive becoming eligible for medical/dental insurance under another group health insurance plan
(as defined by COBRA). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the foregoing installment payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall be entitled to amend this Section
2(c)(iii) in order to preserve the value of such installment payments to the Executive without additional cost to either party.

(d) Required Release. The payment of the Severance Benefits shall be conditioned upon the Executive's execution, delivery to the Company, and non-revocation of the release of claims, in a form reasonably acceptable to the Company (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the date of Executive's termination of employment hereunder. If the Executive fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes the Executive's execution of such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes "nonqualified deferred compensation" for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following termination of the Executive's employment hereunder, but for the condition on executing the release of claims as set forth herein, shall not be made until the first (1st) regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein (and the first payment shall include any portion of the Severance Benefits, and any such other payments or benefits, that would have been paid during such sixty (60) day period).

(e) Termination Covered Under Executive Change of Control Agreement. If Executive's employment is terminated under circumstances that would afford Executive certain rights under the Executive Change of Control Agreement currently in effect between the Company and Executive (or any successor agreement), the provisions of the Executive Change of Control Agreement shall govern and this Agreement shall have no force and effect, it being intended that the Executive Change of Control Agreement shall govern the rights and obligations of the parties in the event of a termination covered under the Executive Change of Control
Agreement and this Agreement shall govern the rights and obligations of the parties in the event of any other termination.

3. Notice of Termination. Any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the specific termination provision in this Agreement relied upon.

4. Date of Termination. The "Date of Termination" shall be the date on which Notice of Termination is provided by either party or such later date as may be specified in such Notice of Termination.

5. Withholding. All payments made to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

Exhibit 10.1 - Arjun Sharma Severance Agreement

6. No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to any provision of this Agreement, including any payment under Section
2. Further, except as otherwise provided herein, the amount of any payment provided for in this
Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

7. Non-Competition and Non-Solicitation Covenants; Confidentiality. In consideration of the benefits afforded the Executive under the terms provided in this Agreement, Executive agrees that

(a) during the term of Executive's employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive with any of the Company's or its affiliates' products which are produced by the Company or its affiliates as of the date of Executive's termination of employment with the Company, in any area or territory in which the Company or any affiliate conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent ( 1%) of the outstanding stock of a publicly held company engaged in the Fluid-Control Industry; and

(b) during the term of Executive's employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or its affiliates without providing the Company with ten (10) days' prior written notice of such proposed employment.

(c) in the course of Executive's employment with the Company (and, if applicable, its predecessors), Executive has been allowed to become, and will continue to be allowed to become, acquainted with the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the
Company's and its affiliates' and predecessors' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's and its affiliates' and predecessors' business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company, as appropriate, of such event, shall cooperate with the Company, as appropriate, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential

Exhibit 10.1 - Arjun Sharma Severance Agreement

Information becomes generally known to and available for use in the Company's industry (the "Fluid-Control Industry"), other than as a result of any action or inaction by Executive; or
(iv) such information has been rightfully received by a member of the Fluid-Control Industry or has been published in a form generally available to the Fluid-Control Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company, all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company. The provisions of this Paragraph 7(c) shall survive termination of this Agreement for any reason.

Should Executive violate any of the provisions of paragraphs 7(a) or (b), then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation, the Severance Benefits shall cease and the Company shall be entitled to recovery previously paid Severance Benefits.

8. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At Executive's home address as shown in the Company's personnel records;

If to the Company:

CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA O 1803
Attn: President & CEO
Attn: Vice President-Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

10. Amendment; Other Agreements. No provisions of this Agreement may be amended, modified, or discharged unless such amendment, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

11. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

Exhibit 10.1 - Arjun Sharma Severance Agreement

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of 30 days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Section 7 of this Agreement. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Subparagraph l(b) or 2(a), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and
Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

15. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys' fees and costs.

16. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Exhibit 10.1 - Arjun Sharma Severance Agreement

18. Section 409A.

(a) It is intended that any compensation or benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409 A of the Internal Revenue Code of 1986, as amended ("Section 409A") provided under Treasury Regulations Sections l.409A-l(b)(4), and l.409A-l(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section l.409A-2(b)(2)(iii)), the Executive's right to receive any installment payments under this Agreement (whether Severance Benefits or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance Benefits shall not commence until the Executive has a "separation from service" (as defined under Treasury Regulation Section l.409A-l(h), without regard to any alternative definition thereunder, a "separation from service").

(b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of termination to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be "deferred compensation," then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409 A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the Executive's employment termination, (ii) the date of Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxableyear; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any taxes or related liability under Section 409 A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Exhibit 10.1 - Arjun Sharma Severance Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CIRCOR INTERNATIONAL, INC.

By: /s/ Scott A. Buckhout
Scott A. Buckhout
President & CEO

By: /s/ Arjun Sharma
Arjun Sharma
Senior Vice President, Business Development